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                                                                       EXHIBIT 2

                           AMENDMENT TO LOAN AGREEMENT


         THIS AMENDMENT TO LOAN AGREEMENT (this "Amendment") is entered into effective the 31st day of July, 1997 (the "Effective Date"), by and among TEXAS COMMERCE BANK NATIONAL ASSOCIATION, a national banking association ("Lender"), with its principal office at 201 E. Main, El Paso, Texas 79901, HELEN OF TROY L.P., a Texas limited partnership, with its principal office at 6827 Market Avenue, El Paso, Texas 79901 ("Borrower"), and HELEN OF TROY LIMITED, a Bermuda corporation, with its principal office at 6827 Market Avenue, El Paso, Texas 79915, HOT NEVADA, INC., a Nevada corporation, with its principal office at 1325 Airmotive Drive, Suite 130, Reno, Nevada 89502, HELEN OF TROY LIMITED, a Barbados corporation, with its principal office at P. O. Box 36, Lucas Steet, Bridgetown, Barbados, West Indies, HELEN OF TROY NEVADA CORPORATION, a Nevada corporation, with its principal office at 6827 Market Avenue, El Paso, Texas 79915, and HELEN OF TROY TEXAS CORPORATION, a Texas corporation, with its principal office at 6827 Market Avenue, El Paso, Texas 79915 (collectively "Guarantors") for the purpose of amending and supplementing that one certain Loan Agreement dated as of December 31, 1996, among Lender, Borrower, HELEN OF TROY LIMITED and HELEN OF TROY TEXAS CORPORATION (the "Loan Agreement"). Capitalized terms used, but not otherwise defined, in this Amendment shall have the meanings ascribed to them in the Loan Agreement.

         WHEREAS, Borrower has requested Lender to (i) increase the amount that may be advanced under the terms of the Revolving Credit Loan to TEN MILLION AND NO/100 DOLLARS ($10,000,000.00), and (ii) extend the maturity of the Note evidencing the Revolving Credit Loan to July 31, 1999; all in accordance with the terms of this Amendment, which Lender is willing to do upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender, Borrower and Guarantors hereby agree as follows:

         1. INCREASE OF MAXIMUM LOAN TOTAL. From the effective date of this Amendment the amount available under the Revolving Credit Loan shall be increased from FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00) to TEN MILLION AND NO/100 DOLLARS ($10,000,000.00), to be evidenced by a Revolving Credit Loan Note dated effective July 31, 1997, executed by Borrower. Beginning July 31, 1997, and continuing until fully paid, the Maximum Loan Total available under the Note shall be in the amount of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00). There is no current outstanding principal balance on the Note.

         2. COMMITMENT PERIOD. The Commitment Period is hereby extended to July 31, 1999; subject, however, to the payment of the Commitment Fee described below.

         3. LETTERS OF CREDIT. Section 2.01 of the Loan Agreement is amended to read as follows:


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                                  2.01.1 Letters of Credit. In the event that
         during the Commitment Period Lender shall agree to issue on Borrower's account letters of credit ("Letters of Credit"), as defined in Chapter 5 of the Texas Uniform Commercial Code - Letters of Credit, then Borrower agrees as aforesaid that (i) the available principal balance of the Revolving Credit Loan shall be reduced by the aggregate amount of all Letters of Credit outstanding from time to time; (ii) outstanding Letters of Credit shall never exceed in the aggregate at any time the sum of $3,000,000.00, and (iii) no Letter of Credit shall have an expiry date later than July 31, 1999.

                  Borrower agrees to pay to Lender a fee equal to one-half of one percent (.5%) per annum of the face amount for issuing Letters of Credit, and Borrower further agrees that should Lender be required to fund all or any part of any Letter of Credit on behalf of Borrower, any such funding shall be simultaneously charged to the Revolving Credit Loan, subject to all of the terms and conditions of this Agreement.

         4. RENEWAL OF REVOLVING CREDIT LOAN NOTE. Section 2.02 of the Loan Agreement is amended to read as follows:

                           2.02 Revolving Credit Loan Note. The Revolving Credit Loan shall be evidenced by the Revolving Credit Loan Note in the principal sum of $10,000,000.00, executed and delivered by Borrower, payable to the order of Lender, in the form appended hereto as Exhibit "A". The Termination Date of the Revolving Credit Loan Note shall be July 31, 1999.

                  Loans made by Lender under the terms of the Revolving Credit Loan Note shall be two (2) week, one (1) month, two (2) month, three
         (3) month, or six (6) month Eurodollar Loans.

                  Borrower shall pay interest on each Alternate Base Rate Loan for the Interest Period with respect thereto at a rate per annum equal to the lesser of (i) the Alternate Base Rate for such Interest Period, or (ii) the Highest Lawful Rate, which interest shall be due and payable quarterly, beginning October 31, 1997, and continuing on the last day of each third month thereafter until Termination Date.

                  Borrower shall pay interest on each Eurodollar Loan for the Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the lesser of (i) the Eurodollar Rate plus one-half of one percent (.50%) (the "Effective Eurodollar Rate"), or (ii) the Highest Lawful Rate, which interest shall be due and payable quarterly, beginning October 31, 1997, and continuing on the last day of each third month thereafter until Termination Date.



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                  If not sooner paid, the entire unpaid principal of, and all accrued, unpaid interest on, the Revolving Credit Loan Note shall be due and payable on July 31, 1999.

         5. CONSOLIDATED NET WORTH. Section 8 of the Loan Agreement is amended to read as follows:

                           8.01 Consolidated Net Worth. HELEN OF TROY LIMITED ("Limited") will not permit Consolidated Net Worth (i) at any time during the period commencing on May 31, 1997, and ending on July 31, 1997 to be less than $110,000,000, (ii) at any time during any fiscal quarter of Limited thereafter to be less than the minimum Consolidated Net Worth required by this Section at the end of the immediately preceding fiscal quarter of Limited plus the greater of zero or 40% of Consolidated Net Earnings for the immediately preceding fiscal quarter of Limited.

         6. COMMITMENT FEE. Borrower agrees to pay to Lender a Commitment Fee of $12,500.00 on or before July 31, 1997, in consideration of Lender's execution of this Amendment, and at the option of Borrower an additional $12,500.00 on or before August 31, 1998; provided, that if the payment due on or before August 31, 1998 is not paid, the Commitment shall terminate on that date and the Revolving Credit Loan Note shall be immediately due and payable.

         7. LIMITATION ON USE. The proceeds of the Revolving Credit Loan Note shall not be used to acquire the stock or assets of any Person unless there is a firm commitment from another lender to provide the funds to pay off Lender within thirty (30) days of the draw under the Revolving Credit Loan Note.

         8. CONTINUED VALIDITY. Except as expressly provided in this Amendment, all terms, conditions, representations, warranties, and covenants contained in the Loan Agreement, shall remain in full force and effect, and are hereby confirmed and acknowledged by Borrower.

         9. COUNTERPARTS. This Amendment may be executed in several counterparts, each of which shall be fully effective as an original, and all of which together shall constitute one and the same instrument.

         10. DISCLOSURE. As of the date hereof, there is no fact known to Borrower which Borrower has not disclosed to Lender in writing, that materially and adversely affects or in the future may (as far as Borrower can now foresee) materially and adversely affect the business, operations, properties, prospects or conditions, financial or otherwise, of Borrower or any of its affiliates. Borrower shall immediately notify the Lender in writing in the event any such fact or facts become known during the term of the Loan Agreement, as herein amended.

         11. CONDITIONS. This Amendment shall not be effective unless and until the Lender



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shall have received this Amendment and all such other agreements, documents or instruments necessary or required by Lender in connection with the transactions contemplated by this Amendment, including the Note Modification Agreement, all duly executed.

         12. NO DEFAULT. Borrower represents and warrants to Lender (after giving effect to the terms and conditions of this Amendment), that there exists on this day no Event of Default, as that term is defined in the Loan Agreement, and no event which, with notice or lapse of time or both, would become an Event of Default.

         13. REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants to Lender that all of the representations and warranties set forth in the Loan Agreement (after giving effect to the terms and conditions of this Amendment), are true and correct on and as of the date of this Amendment as if made on and as of such date.

         14. EVENT OF DEFAULT. It is understood and agreed by Borrower that an Event of Default shall exist if any representation, warranty or covenant made or deemed made by Borrower in this Amendment, in the Loan Agreement (including all amendments and supplements thereto), or in any document or exhibit attached thereto or referred to therein, shall prove to have been incorrect in any material respect on or as of the date made or deemed made.

         15. CONSTRUCTION. This Amendment and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with and governed by, the laws of the State of Texas, except as federal law may apply.

         16. BINDING EFFECT. This Amendment shall be binding upon and enure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, however, that Borrower shall not assign or transfer its rights or obligations hereunder without the prior written consent of the Lender.

         17. OTHER TERMS. Except as expressly provided herein, all of the terms and conditions of the Loan Agreement and the Guaranty (collectively, the "Loan Documents"), and any and all other documents described in or executed in connection with the Loan Documents shall continue in full force and effect and are hereby reaffirmed. It is expressly understood and agreed that if there are inconsistencies between or among the Loan Documents, the terms of the Loan Agreement, as amended, shall prevail.


         THIS AMENDMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.



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         THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

                           HELEN OF TROY L.P., a
                                Texas limited partnership


                                By:       /s/ Sam L. Henry
                                          --------------------------------------
                                          Sam L. Henry
                                          Chief Financial Officer

                                                                        BORROWER


                                HELEN OF TROY LIMITED, a Bermuda
                                corporation



                                By:       /s/ Sam L. Henry
                                          --------------------------------------
                                          Sam L. Henry
                                          Chief Financial Officer


                                HELEN OF TROY LIMITED
                                a Barbados corporation



                                By:       /s/ Sam L. Henry
                                          --------------------------------------
                                          Sam L. Henry
                                          Chief Financial Officer/Vice President



                                HOT NEVADA, INC. a Nevada corporation



                                By:       /s/ Gary B. Abromovitz
                                          --------------------------------------
                                          Gary B. Abromovitz
                                          President



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                                HELEN OF TROY NEVADA CORPORATION
                                a Nevada corporation



                                By:       /s/ Sam L. Henry
                                          --------------------------------------
                                          Sam L. Henry
                                          Chief Financial Officer


                                HELEN OF TROY TEXAS CORPORATION
                                a Texas corporation



                                By:       /s/ Sam L. Henry
                                          --------------------------------------
                                          Sam L. Henry
                                          Chief Financial Officer

                                                                      GUARANTORS




                                TEXAS COMMERCE BANK NATIONAL
                                ASSOCIATION



                                By:       /s/ David W. Osborn
                                          --------------------------------------
                                          David W. Osborn
                                          Senior Vice President

                                                                          LENDER


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